SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

Domino’s Pizza, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 23, 2009, Domino’s Pizza, Inc. (“Domino’s” or the “Company”) filed a Definitive Proxy Statement for the Annual Meeting of Stockholders of Domino’s to be held on April 28, 2009 (the “Proxy Statement”), which, among other things, contains a proposal submitted to the Company’s shareholders to approve a stock option exchange program (the “Proposed Option Exchange Program”) for all current employees of the Company who hold outstanding options that satisfy the conditions specified for the Proposed Option Exchange Program. The Company subsequently filed a Schedule TO (the “Schedule TO”) on March 24, 2009 relating to the Proposed Option Exchange Program that included as an exhibit, among other items, the Offering Memorandum (the “OM”) relating to the Proposed Option Exchange Program.

On April 10, 2009, in response to comments received from the Securities and Exchange Commission relating to the Schedule TO and the terms of the Proposed Option Exchange Program, Domino’s filed Amendment No. 1 to the Schedule TO in order to make certain modifications to the terms of the Proposed Option Exchange Program. Under the terms of the Proposed Option Exchange Program as revised by Amendment No. 1 to the Schedule TO, Domino’s will determine the exercise price and the number of shares underlying the replacement option grants based upon the closing price of Domino’s common stock on the New York Stock Exchange on the business day immediately preceding the expiration date of the tender offer, rather than on the expiration date of the tender offer. As a result, based upon the current terms of the tender offer, the exercise price and the number of shares underlying the replacement option grants will be determined on Friday May 1, 2009, rather than on Monday May 4, 2009, which remains the expiration date for the tender offer.